CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 1 OF 11 PAGES






===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                 Infinity Cross Border Acquisition Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G4772R101
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2012
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and
for any subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
Information regarding beneficial ownership is as of February 11, 2013.

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 2 OF 11 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           320,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      320,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  320,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.45%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IA * Investment Adviser

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BIP GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           217,600
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      217,600
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  217,600
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.03%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WAM GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                 (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           320,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      320,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  320,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.45%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 5 OF 11 PAGES

--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           320,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      320,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  320,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.45%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN - Individual

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 6 OF 11 PAGES

ITEM 1.

      (a) Name of Issuer:  Infinity Cross Border Acquisition Corporation
                         ------------------------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                          c/o Infinity-C.S.C.V Management Ltd
                          3 Azrieli Center (Triangle Tower),
                          42nd FloorTel Aviv, Israel 67023
                         ------------------------------------------------
ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

       (i)   BIP GP LLC, a Delaware limited liability company ("BIP GP").
       (ii)  WAM GP LLC, a Delaware limited liability company ("WAM GP")
       (iii) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management").
       (iv)  Andrew M. Weiss, Ph.D., a United States citizen ("Andrew Weiss").

      (b):  Address of Principal Business Office:

      BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss have a business address of 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities:  Common Stock, no par value
                                       ---------------------------------
      (e) CUSIP Number:     G4772R101
                       ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 7 OF 11 PAGES


ITEM 4.   OWNERSHIP

      BIP GP*
      (a) Amount Beneficially Owned:    217,600
                                     -------------------------------------------
      (b) Percent of Class:     3.03%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:    0
                                                        ------------------------
         (ii)  shared power to vote or to direct the vote:  217,600
                                                          ----------------------
         (iii) sole power to dispose or to direct the disposition of:  0
                                                                     -----------
         (iv)  shared power to dispose or to direct the disposition of: 217,600
                                                                       ---------


      WAM GP*
      (a) Amount Beneficially Owned:    320,000
                                     -------------------------------------------
      (b) Percent of Class:     4.45%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:    0
                                                         -----------------------
         (ii)  shared power to vote or to direct the vote:  320,000
                                                           ---------------------
         (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
         (iv)  shared power to dispose or to direct the disposition of: 320,000
                                                                       ---------


 WEISS ASSET MANAGEMENT*
      (a) Amount Beneficially Owned:    320,000
                                     -------------------------------------------
      (b) Percent of Class:     4.45%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:   0
                                                         -----------------------
         (ii)  shared power to vote or to direct the vote:  320,000
                                                           ---------------------
         (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
         (iv)  shared power to dispose or to direct the disposition of: 320,000
                                                                       ---------

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 8 OF 11 PAGES


ANDREW M. WEISS, PH.D.*
      (a) Amount Beneficially Owned:    320,000
                                     -------------------------------------------
      (b) Percent of Class:     4.45%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:    0
                                                        ------------------------
         (ii) shared power to vote or to direct the vote:  320,000
                                                        -----------------------
         (iii) sole power to dispose or to direct the disposition of:   0
                                                                    -----------
         (iv) shared power to dispose or to direct the disposition of:  320,000

-----------
-----------------------
* Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the "Partnership") of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership and a private investment company (the "Company"). WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP) and the Company.

Each of BIP GP, WAM GP, Weiss Asset Management and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 7,187,500 shares of Common Stock outstanding, as reported in the Form 6-K filed with the SEC on December 4, 2012.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 9 OF 11 PAGES


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



ITEM 11.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1    Joint Filing Agreement

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 10 OF 11 PAGES


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2013


                           WEISS ASSET MANAGEMENT LP


                           By:  /s/ Georgiy Nikitin
                           -----------------------------------
                           Georgiy Nikitin, Chief Compliance Officer



                           BIP GP LLC


                           By:  /s/ Georgiy Nikitin
                           -----------------------------------
                           Georgiy Nikitin, Chief Compliance Officer



                           WAM GP LLC


                           By:  /s/ Georgiy Nikitin
                           -----------------------------------
                           Georgiy Nikitin, Chief Compliance Officer



                           ANDREW M. WEISS, PH.D.


                           By:  /s/ Georgiy Nikitin
                           -----------------------------------
                           Georgiy Nikitin, Attorney in Fact for Andrew Weiss

CUSIP NO. G4772R101             SCHEDULE 13G/A              PAGE 11 OF 11 PAGES

                                 Exhibit 1

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, Weiss Asset Management LP, BIP GP LLC, WAM GP LLC and Andrew
M. Weiss, hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G and/or 13D (including any and all amendments thereto) with respect to the Common Stock of Infinity Cross Border Acquisition Corporation, and further agree that this Joint Filing Agreement, as may be amended from time to time, shall be included as an Exhibit to such joint filings.

       The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

       This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 27, 2012.




                                       WEISS ASSET MANAGEMENT LP

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer


                                       BIP GP LLC

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer


                                       WAM GP LLC

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Georgiy Nikitin, Chief Compliance Officer


                                       Andrew M. Weiss

                                       By:  /s/ Georgiy Nikitin
                                       -----------------------------------
                                       Attorney-in-Fact for Andrew M. Weiss